Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Core Plus Bond Fund
Nuveen High Income Bond Fund
Nuveen Strategic Income Fund
each a series of NUVEEN INVESTMENT FUNDS, INC.

811-05309

On August 3, 2017, the Nuveen Fund Board approved a policy change in regards to investment in preferred securities to the above-referenced funds. The policy changes were disclosed in the Funds August 4, 2017 supplement to the prospectus filed under Form 497 on August 4, 2017, accession number 0001193125-17-248011 which is herein incorporated by reference as an exhibit to this Sub-Item 77D of Form N-SAR.